                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                 Owens Corning
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement
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Notes:

                           Notice of Annual Meeting
                                of Stockholders
                              and Proxy Statement



                                    [LOGO]
                              System Thinking(TM)

                                DATE AND TIME:
                           Thursday, April 16, 1998
                                    2 p.m.


                                    PLACE:
                       Owens Corning World Headquarters
                           One Owens Corning Parkway
                                 Toledo, Ohio

                                 OWENS CORNING

     NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 16, 1998

  The annual meeting of stockholders of OWENS CORNING will be held at Owens Corning World Headquarters, One Owens Corning Parkway, Toledo, Ohio, on Thursday, April 16, 1998 at 2:00 o'clock P.M.

  The meeting will be held for the following purposes:

  1. To elect four directors to serve until the 2001 Annual Meeting of Stockholders and until their successors are elected and qualified;

  2. To consider a proposal to approve the action of the Board of Directors in selecting Arthur Andersen LLP as independent public accountants for the year 1998; and

  3. To transact such other business as may properly come before the meeting.

  Only stockholders of record at the close of business on February 17, 1998 are entitled to vote at the meeting. A list of the stockholders entitled to vote at the meeting will be available at the offices of Owens Corning, Owens Corning World Headquarters, One Owens Corning Parkway, Toledo, Ohio, for a period of at least ten days prior to the meeting.

                                          By Order of the Board of Directors,

                                          MAURA J. ABELN
                                            Secretary

Toledo, Ohio
March 13, 1998


  IN ORDER TO ASSURE THE PRESENCE OF A QUORUM, PLEASE DATE, SIGN, VOTE AND RETURN PROMPTLY THE ENCLOSED PROXY IF YOU WILL BE UNABLE TO ATTEND THE MEETING. RETURN PROXIES TO: OWENS CORNING, CHURCH STREET STATION, P.O. BOX 1513, NEW YORK, NEW YORK 10277-1513.

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
General Information........................................................   1
Proposal 1. Election of Directors..........................................   1
  Biographies of Nominees and Continuing Directors.........................   2
  Stock Ownership of Management............................................   7
  Section 16(a) Beneficial Ownership Reporting Compliance..................   8
  Committees and Meetings of the Board of Directors........................   8
  Directors' Compensation..................................................   9
  Transactions with Owens Corning..........................................  10
  Compensation Committee Report on Executive Compensation..................  10
  Executive Compensation...................................................  14
  Retirement Benefits......................................................  18
  Employment and Severance Agreements......................................  19
  Performance Graph........................................................  20
Proposal 2. Selection of Independent Public Accountants....................  20
Other Matters..............................................................  20

                                PROXY STATEMENT

GENERAL INFORMATION

  This proxy statement is furnished by the Board of Directors of Owens Corning in connection with the solicitation of proxies to be used at the 1998 Annual Meeting of Stockholders ("Annual Meeting"), which is scheduled to take place on April 16, 1998 at 2:00 P.M. at Owens Corning World Headquarters, One Owens Corning Parkway, Toledo, Ohio. This proxy statement and a proxy are scheduled to be mailed to stockholders commencing on March 13, 1998.

  You can ensure that your shares are voted at the Annual Meeting by completing, signing, dating and returning the enclosed proxy in the envelope provided. Sending in a signed proxy will not affect your right to attend the meeting and vote. A stockholder who submits a proxy may revoke it at any time before it is exercised by voting in person at the Annual Meeting, submitting another proxy bearing a later date, or notifying the Inspectors of Election in writing of the revocation.

MAJOR STOCKHOLDERS

  Based on Schedule 13G filings, stockholders holding 5% or more of Owens Corning common stock as of December 31, 1997, were:

               NAME                          ADDRESS            SHARES      %
               ----                          -------            -------------
Wellington Management Company, LLP  75 State Street           5,587,400(1) 10.4
                                    Boston, MA 02109
Vanguard/Windsor Fund, Inc.         100 Vanguard Blvd.        5,096,800(2)  9.5
                                    Malvern, PA 19355
Sanford C. Bernstein & Co., Inc.    767 Fifth Avenue          4,925,506(3)  9.2
                                    New York, NY 10153
Franklin Resources, Inc.            777 Mariners Island Blvd. 4,425,000(4)  8.3
                                    San Mateo, CA 94403

--------
(1) Shared dispositive power; shared voting power over 490,600 shares (less than 1%); Vanguard/Windsor Fund, Inc. held interest with respect to more than 5% of class.
(2) Sole voting and shared dispositive power.
(3) Sole dispositive power; sole voting power over 2,883,453 shares (5%) and shared voting power over 515,745 shares (less than 1%).
(4) Sole voting power over 4,251,700 shares (8%); sole dispositive power over 4,252,700 shares (8%).

  In addition, as of February 17, 1998 ("Record Date"), Owens Corning employees, including officers, beneficially owned 5,062,630 shares (9.5%) of Owens Corning's common stock under Owens Corning's Savings and Profit Sharing Plan (for salaried employees) and Savings and Security Plan (for hourly employees).

PROPOSAL 1. ELECTION OF DIRECTORS

  Owens Corning's Board of Directors currently is composed of thirteen directors, divided into three classes. Directors' terms of office are for three years and expire on a staggered basis at the annual meeting of stockholders.

  The directors whose terms expire at the Annual Meeting are: Gaston Caperton, William W. Colville, Landon Hilliard, Glen H. Hiner and Sir Trevor Holdsworth. Sir Holdsworth, a director since 1994, will retire from the Board at the Annual Meeting. The Board of Directors has nominated each of the remaining individuals for reelection at the Annual Meeting at the recommendation of the Board's Corporate Governance Committee, which consists solely of outside directors. Effective as of the Annual Meeting, the Board of Directors has set the size of the Board at twelve directors.

  Biographies of each nominee for director and each director whose term continues past the Annual Meeting follow this section.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR PROPOSAL 1.

  Unless a stockholder specifies otherwise, the proxies received in response to this solicitation will be voted in favor of the election of the four nominees for director. Should any of these nominees become unable to accept nomination or election, the proxies will be voted for the other nominees and any substitute nominees, unless the stockholder specifically votes otherwise. The Board of Directors now knows of no reason why any nominee will be unable to serve as a director.

  Directors will be elected by a plurality of the votes cast at the Annual Meeting. Each person elected at the Annual Meeting will serve until the 2001 annual meeting of stockholders and until his or her successor is duly elected and qualified.

  Nominees for Election as Directors--term expiring 2001

[Photo of Gaston Caperton]
                       GASTON CAPERTON, 58. Former Governor of the State of West Virginia. Director since 1997.

                       A graduate of the University of North Carolina, Mr. Caperton began his career in a small insurance agency, became its principal owner and chief operating officer, and led the firm to become the tenth largest privately owned insurance brokerage firm in the U.S. He also has owned a bank and mortgage banking company. He was elected Governor of West Virginia in 1988 and 1992 and, under his leadership, the state significantly improved its education system, infrastructure and economy.

                       Mr. Caperton was the 1996 chair of the Democratic Gov-ernors' Association, serves on the National Governors' Association executive committee and is a member of the Intergovernmental Policy Advisory Committee on U.S. Trade. He was chairman of the Appalachian Regional Com-mission, Southern Regional Education Board, and the Southern Growth Policy Board. He has received numerous state and national awards and special recognition, in-cluding six honorary doctoral degrees.


[Photo of William W. Colville]
                       WILLIAM W. COLVILLE, 63. Consultant to and formerly Se-nior Vice President, General Counsel and Secretary of Owens Corning. Director since 1995.

                       A graduate of Yale University and the Columbia Univer-sity Law School.

                       Mr. Colville is a director of Nordson Corporation.

[Photo of Landon Hilliard]
                       LANDON HILLIARD, 58. Partner, Brown Brothers Harriman & Co., private bankers, New York, NY. Director since 1989.

                       A graduate of the University of Virginia in 1962, Mr. Hilliard began his career at Morgan Guaranty Trust Com-pany of New York. He joined Brown Brothers Harriman in 1974 and became a partner in 1979.

                       Mr. Hilliard is a director of Norfolk Southern Corpora-tion. He is also Chairman of the Board of Trustees of the Provident Loan Society of New York and Secretary of The Economic Club of New York.

[Photo of Glen H. Hiner]
                       GLEN H. HINER, 63. Chairman of the Board and Chief Ex-ecutive Officer, Owens Corning. Director since 1992.

                       A graduate of West Virginia University, Mr. Hiner spent 35 years of his professional career at General Electric Company, eventually becoming Senior Vice President and head of GE Plastics. He was elected Chairman and Chief Executive Officer of Owens Corning in January 1992.

                       Mr. Hiner is a director of Dana Corporation and The Prudential Insurance Company of America.

  Incumbent Directors--term expiring 2000

[Photo of Norman P. Blake, Jr.]
                       NORMAN P. BLAKE, JR., 56. Chairman of the Board, Chief Executive Officer and President of USF&G Corporation, insurance and financial services, Baltimore, MD. Direc-tor since 1992.

                       A graduate of Purdue University, Mr. Blake became Chairman, Chief Executive Officer and President of USF&G in 1990 after serving as Chairman and Chief Exec-utive Officer of Heller International Corporation of Chicago, a subsidiary of Fuji Bank, Ltd. of Tokyo, Ja-pan.

                       Mr. Blake is a director of Enron Corporation and a mem-ber of the American Insurance Association and Community Partnership for Education. He is also Chairman of Pur-due University's Parents' Advisory Council and a member of the Purdue Research Foundation and Purdue University's President's Council and Dean's Advisory Council, Krannert Graduate School of Management and School of Liberal Arts. He is the recipient of the de-gree of Doctor of Economics honoris causa from Purdue University, granted jointly by the Krannert Graduate School of Management and School of Liberal Arts.

[Photo of Leonard S. Coleman, Jr.]
                       LEONARD S. COLEMAN, JR., 49. President, The National League of Professional Baseball Clubs, professional sports, New York, NY. Director since 1996.

                       A graduate of Princeton and Harvard Universities, Mr. Coleman became President of The National League of Pro-fessional Baseball Clubs in 1994 after serving as Exec-utive Director, Market Development of Major League Baseball.

                       Mr. Coleman is a director of Beneficial Corporation, the Omnicom Group, New Jersey Resources, Avis Rent A Car, Inc. and Cendant Corporation. He also serves as an Advisory Director of the Martin Luther King, Jr. Center for Non-Violent Social Change, The Metropolitan Opera, The Newark Museum, The Schumann Fund, The Clark Founda-tion, The Children's Defense Fund, Seton Hall Universi-ty, and The National Urban League.

[Photo of Jon M. Huntsman, Jr.]
                       JON M. HUNTSMAN, JR., 37. Vice Chairman of Huntsman Corporation, manufacturer of petrochemicals, Salt Lake City, UT, as well as President and CEO of the Huntsman Cancer Institute. Director since 1993.

                       A graduate of the University of Pennsylvania, Mr. Huntsman served as U.S. Ambassador to Singapore from 1992 to 1993. From 1989 through 1993, he held positions as Deputy Assistant Secretary of Commerce for East Asian and Pacific Affairs.

                       Mr. Huntsman is a director of Valassis Communications and numerous Huntsman companies. He serves on the Board of Trustees of the University of Pennsylvania, the In-stitute for Advanced Study at Princeton, and The Asia Society in New York. He serves as a director of the Na-tional Bureau of Asian Research, the International Ad-visory Council of the Singapore Economic Development Board, as well as a director of the Center for Contem-porary German Studies at Johns Hopkins University. Ad-ditionally, he is a director and founding member of the Pacific Council on International Policy, and a member of the Council of American Ambassadors, the National Committee on US-China Relations and the Council on For-eign Relations. Closer to home, Mr. Huntsman serves on the governing board of Intermountain Health Care and the Board of Directors of KUED Television. He is also President of the Utah Opera and Chairman of KSL Televi-sion's Family Now campaign and a board member of the Karl Malone Foundation for Kids.

[Photo of W. Ann Reynolds]
                       W. ANN REYNOLDS, 60. President of The University of Al-abama at Birmingham, Birmingham, AL. Director since 1993.

                       A graduate of Kansas State Teachers College and the University of Iowa, Dr. Reynolds assumed her current position in 1997. Previously she was Chancellor of City University of New York for seven years and served eight years as Chancellor of the twenty-campus California State University system.

                       Dr. Reynolds is a Director of Humana, Inc., Abbott Lab-oratories and Maytag Corporation. She is also a member of the American Association for the Advancement of Sci-ence, the American Association of Anatomists, the Amer-ican Board of Medical Specialties, the Society for Gyn-ecological Investigation, and the Perinatal Research Society.

  Incumbent Directors--term expiring 1999

[Photo of John H. Dasburg]
                       JOHN H. DASBURG, 55. President and Chief Executive Of-ficer, Northwest Airlines Corporation, a transportation company, St. Paul, MN. Director since 1996.

                       After graduating from the University of Florida and serving three years in the U.S. Navy, Mr. Dasburg was a Partner at KPMG Peat Marwick. He then joined Marriott Corporation where he held several positions, eventually becoming President of the Marriott Lodging Group. He joined Northwest Airlines as Executive Vice President in 1989 and was elected to his current position in 1990. Mr. Dasburg serves on numerous eleemosynary and academic boards, has published articles in many jour-nals and is a frequent speaker at universities, profes-sional institutions and civic groups.

                       Mr. Dasburg is a director of Northwest Airlines Corpo-ration and The St. Paul Companies, Inc.

[Photo of Ann Iverson]
                       ANN IVERSON, 54. Former Group Chief Executive, Laura Ashley Holdings plc., women's clothing and home fur-nishings, London, England. Director since 1996.

                       Ms. Iverson began her career in retailing and held var-ious buying and executive positions at retail stores in the U.S. through 1989, including Dayton Hudson, US Shoe and Bloomingdales. She then joined British Home Stores as Director of Stores Planning, Design, Construction and Merchandising in 1990; Mothercare as Chief Execu-tive Officer in 1992; Kay-Bee Toy Stores as President and Chief Executive Officer in 1994; and Laura Ashley as Group Chief Executive in 1995.

[Photo of W. Walker Lewis]
                       W. WALKER LEWIS, 53. Chairman, Devon Value Advisors, financial consulting, and Senior Advisor, SBC Warburg Dillon Read, an investment banking firm, New York, NY. Director since 1993.

                       Previously, Mr. Lewis served as Senior Advisor to Marakon Associates and Managing Director, Kidder, Peabody & Co., Inc. Prior to April 1994, he was Presi-dent, Avon U.S. and Executive Vice President, Avon Products, Inc. Prior to March 1992, Mr. Lewis was Chairman of Mercer Management Consulting, Inc., a whol-ly-owned subsidiary of Marsh & McLennan, which is the successor to Strategic Planning Associates, a manage-ment consulting firm he founded in 1972. He is a gradu-ate of Harvard College, where he was President and Pub-lisher of the Harvard Lampoon.

                       Mr. Lewis is a director of Jostens, Inc., American Man-agement Systems, Inc. and Mrs. Fields' Original Cook-ies, Inc. He is also a member of the Council on Foreign Relations, the Washington Institute of Foreign Affairs, and The Harvard Committee on University Resources.

[Photo of Furman C. Moseley, Jr.]
                       FURMAN C. MOSELEY, JR., 63. Chairman of Sasquatch Books, Inc., publishing, Seattle, WA. Director since 1983.

                       Mr. Moseley joined Simpson Paper Company in 1960 and retired in June 1995 as Chairman of that company and President of Simpson Investment Company.

                       Mr. Moseley is a director of Eaton Corporation.

STOCK OWNERSHIP OF MANAGEMENT

  The following table shows information concerning beneficial ownership of Owens Corning common stock on February 17, 1998 by all directors and nominees, by each of the executive officers named in the Summary Compensation Table on page 14 ("Named Executive Officers"), and by all directors and executive officers as a group. With the exception of the ownership of all directors and executive officers as a group, which represents 2.10%, each ownership shown represents less than 1% of the shares of common stock outstanding. Owens Corning's stock ownership guidelines for directors are to own a minimum of 2,000 shares within five years of becoming a director; stock ownership guidelines for officers range from 85,000 shares for the Chief Executive Officer to 9,000 to 20,000 shares for other executive officers.

                                                      AMOUNT AND NATURE
              NAME                                 OF BENEFICIAL OWNERSHIP
              ----                                 -----------------------
      Norman P. Blake, Jr.........................           16,514(1)(3)
      Gaston Caperton.............................            2,000(1)
      Domenico Cecere.............................           41,885(1)(2)
      Leonard S. Coleman, Jr......................            2,502(1)(3)
      William W. Colville.........................           27,511(1)
      Charles H. Dana.............................          178,684(1)(2)
      John H. Dasburg.............................            4,502(1)(3)
      David W. Devonshire.........................            9,477(2)
      Landon Hilliard.............................           15,006(1)(3)
      Glen H. Hiner...............................          407,591(1)(2)
      Sir Trevor Holdsworth.......................           11,500(1)
      Jon M. Huntsman, Jr.........................           10,010(1)(3)
      Ann Iverson.................................            4,500(1)
      W. Walker Lewis.............................           13,014(1)(3)
      Furman C. Moseley, Jr.......................           43,884(3)
      Heinz-J. Otto...............................           12,924(1)(2)
      W. Ann Reynolds.............................           12,240(1)(3)
      All Directors and Executive Officers
       (including Named Executive Officers) (27
       people)....................................        1,138,408(1)(2)(3)(4)

--------
(1) Includes shares which are not owned but are unissued shares subject to exercise of options, or which will be subject to exercise of options under Owens Corning benefit plans within 60 days after the Record Date, as follows: Mr. Blake, 10,000; Mr. Caperton, 2,000; Mr. Cecere, 28,001; Mr. Coleman, 2,000; Mr. Colville, 21,000; Mr. Dana, 122,331; Mr. Dasburg, 4,000; Mr. Hilliard, 10,000; Mr. Hiner, 266,659; Sir Holdsworth, 10,000;
    Mr. Huntsman, 8,000; Ms. Iverson, 4,000; Mr. Lewis, 10,000; Mr. Otto, 7,334; Dr. Reynolds, 8,000; All Directors and Executive Officers (27), 736,149.
(2) Includes shares over which there is sole voting power, but no investment power, as follows: Mr. Cecere, 7,544, Mr. Dana, 17,027; Mr. Devonshire, 800; Mr. Hiner, 87,330; Mr. Otto, 4,790; All Directors and Executive Officers (27), 191,103.
(3) Includes deferred shares over which there is currently no voting or investment power, as follows: Mr. Blake, 2,014; Mr. Coleman, 502; Mr. Dasburg, 502; Mr. Hilliard, 1,006; Mr. Huntsman, 1,510; Mr. Lewis, 2,014; Mr. Moseley, 4,534; Dr. Reynolds, 1,510, All Directors and Executive Officers (27), 13,592.
(4) Does not include 11,053 shares of common stock held by family members in which beneficial interest is disclaimed.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934 and Securities and Exchange Commission regulations require Owens Corning's directors, certain officers and greater than ten percent stockholders to file reports of ownership on Form 3 and changes in ownership on Forms 4 or 5 with the Securities and Exchange Commission. Owens Corning undertakes to file such forms on behalf of the reporting directors and officers pursuant to a power of attorney given to certain attorneys-in-fact. Such reporting officers, directors and ten percent stockholders are also required by Securities and Exchange Commission rules to furnish Owens Corning with copies of all Section 16(a) reports they file.

  Based solely on its review of copies of such reports received or written representations from such executive officers, directors and ten percent stockholders, Owens Corning believes that all Section 16(a) filing requirements applicable to its directors, executive officers and ten percent stockholders were complied with during fiscal year 1997.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

  The Board of Directors has standing audit, compensation, executive, finance and corporate governance committees. The Corporate Governance Committee also serves as a nominating committee. The Board of Directors held 9 meetings during 1997. All directors attended at least 75% of the meetings of the Board and all Committees of the Board of which they were members.

AUDIT COMMITTEE

Norman P. Blake, Jr.,    Responsible for overseeing financial reporting and
Chairman                 internal controls. Recommends independent public
                         accountant to the Board of Directors; reviews significant accounting policies, accruals, reserves and estimates made by management; reviews policies and procedures for assuring accurate and complete quarterly financial reporting, as well as compliance with applicable laws and regulations. The Audit
                         Committee held 3 meetings in 1997.

William W. Colville
Sir Trevor Holdsworth
Ann Iverson
W. Walker Lewis

COMPENSATION COMMITTEE

Landon Hilliard,         Reviews Owens Corning's policies concerning
Chairman                 compensation and benefits for officers and directors;
                         approves the salaries and incentive opportunity of all officers of Owens Corning; determines incentive payments for all officers; reviews the compensation of the Chief Executive Officer. (A report by the Compensation Committee follows on page 10.) The
                         Compensation Committee held 4 meetings in 1997.

Norman P. Blake, Jr.
John H. Dasburg
Furman C. Moseley, Jr.
W. Ann Reynolds

EXECUTIVE COMMITTEE

Glen H. Hiner, Chairman  May exercise the powers of the Board of Directors, with certain exceptions, in the intervals between meetings of the Board. The Executive Committee held 1 meeting in 1997.

William W. Colville
Sir Trevor Holdsworth
Jon M. Huntsman, Jr.
Ann Iverson

FINANCE COMMITTEE

Furman C. Moseley, Jr.,  Responsible for reviewing financial plans, structure
Chairman and policies of Owens Corning, including annual and long-range operating plans and capital structure. Has oversight responsibility for Owens Corning's funded retirement plans. The Finance Committee held 2 meetings in 1997.

Gaston Caperton
Leonard S. Coleman, Jr.
John H. Dasburg
Landon Hilliard

CORPORATE GOVERNANCE COMMITTEE

W. Walker Lewis,         Serves as the nominating committee for membership to
Chairman                 the Board of Directors; annually reviews the
                         appropriate skills and characteristics required of Board members; advises the other directors about meeting dates, the agenda and the character of information to be presented at Board meetings;
                         reviews plans and personnel for management continuity and development. The Corporate Governance Committee held 2 meetings in 1997.

Gaston Caperton
Leonard S. Coleman, Jr.
Jon M. Huntsman, Jr.
W. Ann Reynolds

DIRECTORS' COMPENSATION

  RETAINER AND MEETING FEES--In 1997, Owens Corning paid each director who was not an Owens Corning employee an annual retainer of $25,000. Non-employee Committee Chairmen receive an additional retainer of $4,000 each year. In addition, Owens Corning paid non-employee directors a fee of $1,000 for (a) attendance at one or more meetings of the Board of Directors on the same day,
(b) attendance at one or more meetings of each Committee of the Board of Directors on the same day, and (c) for each day's attendance at other functions in which directors were requested to participate.

  A director may elect to defer all or a portion of his or her annual retainer and fees under the Directors' Deferred Compensation Plan, in which case his or her account is credited with the number of shares of common stock that such compensation could have purchased on the date of payment. The account is also credited with the number of shares which dividends on the credited shares could have purchased on dividend payment dates. Payments are made in cash based on the value of the account, which is determined by the then fair market value of Owens Corning common stock, after the individual has ceased to be a director.

  STOCK PLAN FOR DIRECTORS--Owens Corning maintains a stockholder approved Stock Plan for Directors, applicable to each director who is not an Owens Corning employee. The plan provides for two types of grants to each eligible director: (1) a one-time non-recurring grant of non-transferable options to each new outside director to acquire 10,000 shares of common stock at a per share exercise price of 100 percent of the value of a share of common stock on the date of grant, and (2) an annual grant of 500 shares of common stock on the fourth Friday in April.

  Initial option grants become exercisable in equal installments over five years from date of grant, subject to acceleration in certain events, and generally expire ten years from date of grant. No grant may be made under the plan after August 20, 2007, and a director may not receive an annual grant of common stock in the same calendar year he or she receives an initial option grant. A director entitled to receive an annual grant may elect to defer receipt of the common stock until he or she leaves the Board of Directors.

  In 1997, Mr. Caperton received an initial option grant for 10,000 shares of common stock with an exercise price of $38.375 per share, and Messrs. Blake, Coleman, Colville, Dasburg, Hilliard, Huntsman, Lewis, and Mosely, Sir Holdsworth, Ms. Iverson and Dr. Reynolds each received an annual 500 share grant valued at $19,563 on the date of grant.

  INDEMNITY AGREEMENTS--Owens Corning has entered into an indemnity agreement with each member of the Board of Directors which provides that if the director becomes involved in a claim (as defined in the agreement) by reason of an indemnifiable event (as defined in the agreement), Owens Corning will indemnify the director to the fullest extent authorized by Owens Corning's by-laws, notwithstanding any subsequent amendment, repeal or modification of the by-laws, against any and all expenses, judgments, fines, penalties and amounts paid in settlement of the claim.

  The indemnity agreement also provides that, in the event of a potential change of control (as defined in the agreement), the director is entitled to require the creation of a trust for his or her benefit, the assets of which would be subject to the claims of Owens Corning's general creditors, and the funding of such trust from time to time in amounts sufficient to satisfy Owens Corning's indemnification obligations reasonably anticipated at the time of the funding request.

  CHARITABLE AWARD PROGRAM--To recognize the interest of Owens Corning and its directors in supporting worthy educational institutions and other charitable organizations, Owens Corning permits each director to nominate up to two organizations to share a contribution of $1 million from the Owens-Corning Foundation, which is funded through contributions from Owens Corning. Contributions to the nominated charitable organizations will be made by the Foundation in ten annual installments after the death of a director. Owens Corning expects to ultimately fund its contributions to the Foundation (as well as insurance premiums) from the proceeds of life insurance policies which it maintains on directors. Directors will receive no financial benefit from this program, since the charitable deduction and insurance proceeds accrue solely to Owens Corning.

TRANSACTIONS WITH OWENS CORNING

  Upon his retirement as an executive officer on December 31, 1994, Owens Corning entered into an agreement with William W. Colville, who subsequently became a director of the company. Such agreement was amended in September 1997 in connection with Mr. Colville's agreement to serve in an interim officer capacity for the company. The amended agreement provides for Mr. Colville's retention as a consultant for a one year term, annually renewable at the end of each year through 1999 unless mutually agreed by the parties. Under this agreement, Mr. Colville receives a monthly consulting fee of $14,583 (increased to $29,167 during his service as an interim officer (September 15, 1997 through February 28, 1998)), and is also provided office space and related services plus reimbursement of expenses incurred in the performance of services for Owens Corning. When Mr. Colville ceases to be a consultant, his retirement benefit will be recomputed to include five years of service under the agreement as if it were employment by Owens Corning. This will increase his monthly supplemental pension by approximately $1,400 per month.

  Director Jon M. Huntsman, Jr. is Vice Chairman of, and his family owns a majority interest in, Huntsman Corporation. Business units of Owens Corning purchased approximately $5 million of materials from Huntsman companies during 1997.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

TO THE STOCKHOLDERS OF OWENS CORNING

  The Compensation Committee ("Committee") reviews Owens Corning's compensation programs to promote the attraction, retention and motivation of a highly qualified leadership team that will accomplish Owens Corning's strategic business goals. The members of the Committee are independent, non-employee directors.

  PHILOSOPHY--The Committee's philosophy is to provide a total pay opportunity for all executive officers, including Mr. Hiner, the Chairman and Chief Executive Officer, that is competitive with the external market and rewards individual contribution based on company performance against a predetermined set of goals, both short-term and long-term. This philosophy is intended to align executive interests with those of shareholders and to create shareholder value. Key elements of the executive pay opportunity are base salary and annual and long-term incentive compensation as described below. In determining competitive levels, the Committee analyzes independent survey data from comparator companies in the context of executive performance. Since Owens Corning's market for executive talent extends beyond its own industry, the survey data include companies outside the Dow Jones Building Materials Index referred to in the Performance Graph on page 20.

  DEDUCTIBILITY OF COMPENSATION--Section 162(m) of the Internal Revenue Code generally prevents Owens Corning from claiming a tax deduction for compensation in excess of $1 million paid to the Chairman and Chief Executive Officer and to the other four most highly-paid executive officers of the company. This deduction limitation however, does not apply to performance-based compensation that satisfies certain requirements of the Internal Revenue Code. The Committee has determined that it is in the best interests of the company and its shareholders to structure executive officers' compensation so it will not be subject to the deduction limit to the extent practicable. However, the Committee has in the past and may in the future structure compensatory arrangements that under certain circumstances may be subject to the deduction limit.

  BASE SALARY--For each executive officer, base salaries are targeted at the median of comparator companies' base salaries for comparable positions. Actual salaries for executive officers can deviate from targeted salary levels based on an individual's experience and level of performance in the position.

  The primary factor in determining a salary increase is the individual's performance against pre-established goals. Individual salary increases are also generally based on the officer's contribution to the corporation; support of Owens Corning's core values of customer satisfaction, individual dignity and shareholder value; competitive practices and the relationship of the officer's current salary to the market value of the job. Individual salary increases are administered within an overall company merit budget and salary band for the individual's position. The time between actual salary reviews and increases for executive officers can range from 10 to 18 months or more.

  For 1997, Mr. Hiner received a base salary of $900,000, which was the same as his 1996 salary.

  ANNUAL INCENTIVE COMPENSATION--Annual incentive payment "targets" for the executive officers are set at the 75th percentile of the comparator companies' actual incentive payments. The Corporate Incentive Plan terms are based upon selected financial criteria (tied to business objectives), as determined by the Committee each year. In 1997, these criteria and weightings were earnings per share (40%), cash flow (40%) and sales growth (20%). Goals were set for each criterion, including thresholds for each measure which identified the minimum level of business performance at which any funding occurs. The goals were approved by the Committee in January, 1997 after a review of key business and economic assumptions for the year. Actual business results against the criteria determined amounts available for payments. For 1997, funding at the minimum threshold would have produced a payout of 20% of the maximum. At maximum, funding cannot exceed 100% of participating salaries. Any unused amount may be applied to a reserve fund and be available for awards in future years.

  Each executive officer's participation in the Plan is based upon his/her job level, with each officer eligible to earn a percentage of base salary. Maximum annual incentive opportunities for executive officers other than Mr. Hiner range from 90% to 110% of base salary. For executive officers other than Mr. Hiner, the Committee can award from 0 to a maximum of 140% of the Plan's funded amount applicable to the officer. These adjustments are based on the individual's contributions to Owens Corning's financial and operating results as well as support of Owens Corning's core values. The annual incentive opportunity for Mr. Hiner for 1997 was 182% of base salary, with the Committee able to award a lesser amount based on its assessment of his performance. Total payments to all participants cannot exceed 100% of participating salaries under the Plan.

  Mr. Hiner's total annual incentive compensation award for 1997 amounts to $325,000, which is higher than the target incentive opportunity but less than the maximum incentive opportunity Mr. Hiner could have earned under the Plan. By contrast, Mr. Hiner's annual incentive compensation award for 1996 was $900,000. In determining Mr. Hiner's incentive compensation award for 1997, the Committee focused upon Owens Corning's performance in the three measurement areas described above (earnings per share, cash flow and sales growth), and the incentive award generated for Mr. Hiner by that performance. The portion of the Corporate Incentive Plan applicable to Internal Revenue Code Section 162(m) covered employees (which, for 1997, included Mr. Hiner) was approved by shareholders in 1996.

  LONG-TERM INCENTIVE COMPENSATION--The company's philosophy regarding the long-term rewards to its executives is to establish a strong link between executive compensation and pre-determined business goals which, in turn, creates shareholder value and aligns executive interests with those of stockholders. Long-term incentives consist of annual awards of Stock Options and Restricted Stock provided under Owens Corning's Stock Performance Incentive Plan ("SPIP") approved by shareholders in 1992 and amended and approved again by shareholders in 1996, and restricted stock with attendant performance criteria ("Performance Restricted Shares") or cash equivalents provided under the Long-Term Performance Incentive Plan ("LTPIP"), the terms of which are set forth as a component of the SPIP. The portion of the LTPIP applicable to Internal Revenue Code Section 162(m) covered employees was approved by shareholders in 1996. Owens Corning's objective is to provide awards that result in values approximating the median of the total long-term incentives provided by the comparator companies. The executive officers including Mr. Hiner participate in LTPIP and SPIP.

  We believe that Stock Options encourage executive officers to relate their long-term economic interests to other shareholders. The 1997 Stock Options were granted with exercise prices equal to the fair market value of common stock at the date of grant. They vest ratably over three years and have an exercise period of ten years from date of grant.

  Restricted Stock is used to provide continuing incentives to increase value to our shareholders and to retain certain executive officers. The 1997 grants of Restricted Stock to executive officers vest one-third each in the fourth, fifth and sixth years after date of grant.

  The LTPIP is intended to provide incentive compensation opportunities which are directly tied to the achievement of the company's performance goals over a period of three years, thereby strengthening the process of creating value for shareholders. The Committee intends to begin new three year performance periods under LTPIP annually. Under the LTPIP terms, the executive officers, including Mr. Hiner, will have the opportunity to earn cash equal to the market value on the date of payment of a specified number of shares of company stock ("Phantom Performance Shares"), contingent upon the degree to which performance goals for the performance period are met. Except in the case of certain executive officers (currently including only Mr. Hiner), Phantom Performance Shares are also earned seven years after the end of the performance period if the recipient is still employed by the company. The Committee intends to modify awards in subsequent performance periods to take into account any Phantom Performance Shares which have not vested as a result of corporate performance in previous performance periods, but which may be earned at the end of the seven-year period.

  For the performance period beginning January 1, 1997 and ending December 31, 1999, the LTPIP performance measures are return on net assets, sales growth and earnings per share growth. The three performance measures are weighted equally, except that no portion of the award based on sales growth can be earned unless the minimum return on net assets goal is also achieved. The historical performance of comparator companies and the companies which constitute the Standard & Poor's 400 served as benchmarks in establishing these performance goals.

  The size of each executive officer's equity-based award granted in 1997 was based on the individual's responsibility level as well as competitive practice within the industry and nationally, and was targeted to be at the median of long-term incentive values granted by other comparable companies. In addition, each executive officer's past Stock Option, Restricted Stock and Phantom Performance Share grants were considered as well as the Committee's assessment of each executive's individual contributions. In 1997, Mr. Hiner was awarded 45,000 Stock Options, 8,500 shares of Restricted Stock and 17,000 Phantom Performance Shares.

Respectfully submitted,
 Compensation Committee

  Landon Hilliard, Chairman
  Norman P. Blake, Jr.
  John H. Dasburg
  Furman C. Moseley, Jr.
  W. Ann Reynolds

  COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION--The Compensation Committee presently consists of Landon Hilliard (Chairman), Norman P. Blake, Jr., John H. Dasburg, Furman C. Moseley, Jr. and W. Ann Reynolds. Except for Sir Trevor Holdsworth, no other persons have served on the Compensation Committee since the beginning of 1997.

EXECUTIVE COMPENSATION

  The following tables provide information on compensation and stock-based awards received by Owens Corning's Chief Executive Officer and the four other highest paid individuals who were serving as executive officers of the company at the end of 1997. These five individuals are referred to in this Proxy Statement as the "Named Executive Officers".

                          SUMMARY COMPENSATION TABLE

  The following table contains information about compensation paid, and certain awards made, by Owens Corning to the Named Executive Officers for the three-year period ended December 31, 1997.

                                                                        LONG TERM
                    ANNUAL COMPENSATION                            COMPENSATION AWARDS
----------------------------------------------------------------  ---------------------
                                                                  RESTRICTED SECURITIES
                                                    OTHER ANNUAL    STOCK    UNDERLYING  ALL OTHER
        NAME AND               SALARY    BONUS      COMPENSATION   AWARD(S)   OPTIONS/  COMPENSATION
   PRINCIPAL POSITION     YEAR   ($)      ($)          ($)(1)       ($)(2)   SARS(#)(3)     ($)
------------------------  ---- ------- ---------    ------------  ---------- ---------- ------------
Glen H. Hiner...........  1997 900,000   325,000      106,744(7)   380,375     45,000      47,599(9)(10)
 Chairman and Chief       1996 900,000   900,000      117,954(7)   376,125     45,000      52,127(9)(10)
 Executive Officer        1995 840,000 1,400,000       75,379(7)   300,000     60,000      75,321(9)(10)
Charles H. Dana.........  1997 340,000    74,000                    89,500     15,000       5,600(10)
 Executive Vice           1996 326,667   220,000                    88,500     15,000       5,250(10)
 President                1995 317,500   335,000                    90,000     20,000       7,500(10)
David W. Devonshire (4).  1997 362,500    35,000                    89,500     15,000       8,068(9)(10)
 Former Senior Vice       1996 320,000   240,000                    88,500     15,000       7,843(9)(10)
 President and Chief      1995 303,333   330,000                    90,000     20,000      11,092(9)(10)
 Financial Officer
Heinz-J. Otto (5).......  1997 263,333    55,000                    67,125     12,000       5,114(10)
 Vice President and       1996  53,125   181,000(6)    32,143(8)    66,375     10,000         732(10)
 President, Composites
 Systems Business
Domenico Cecere (4).....  1997 241,667    70,000                    67,125     10,000         230(10)
 Senior Vice President    1996 225,000   155,000                    53,700      7,500       5,250(10)
 and Chief Financial      1995 213,333   175,000                    33,750      7,500       7,500(10)
 Officer

--------
(1) "Other Annual Compensation" includes perquisites and personal benefits, where such perquisites and personal benefits exceed the lesser of $50,000 or 10% of the Named Executive Officer's annual salary and bonus for the year, as well as certain other items of compensation. For 1997, none of the Named Executive Officers received perquisites and/or personal benefits in excess of the applicable threshold.

 (2) Reflects awards of restricted stock under the Owens Corning Stock Performance Incentive Plan. The value of the restricted stock awards shown in the Table was calculated by multiplying the number of shares awarded by the closing price of Owens Corning common stock on the date of award (as reported in the New York Stock Exchange Composite Transactions as published in The Wall Street Journal).
     At December 31, 1997, Mr. Hiner held a total of 77,484 shares of restricted stock valued at $2,644,142; Mr. Dana held a total of 12,700 shares of restricted stock valued at $433,388; Mr. Devonshire held a total of 11,200 shares of restricted stock valued at $382,200; Mr. Otto held a total of 3,000 shares of restricted stock valued at $102,375; and Mr. Cecere held a total of 4,950 shares of restricted stock valued at $168,919. The value of these aggregate restricted stock holdings was calculated by multiplying the number of shares held by the closing price of Owens Corning common stock on December 31, 1997 ($34.125 per share, as reported in the New York Stock Exchange Composite Transactions as published in The Wall Street Journal). Dividends are paid by Owens Corning on restricted stock held by the Named Executive Officers.
 (3) Represents shares of Owens Corning common stock underlying options granted under the Stock Performance Incentive Plan in 1995 through 1997. One-third of each stock option award becomes exercisable in each of the first through the third years following the grant. Vesting accelerates in the event of death, disability, retirement, involuntary termination due to job elimination, and in certain other events at the discretion of the Compensation Committee. No stock appreciation rights (SARs) were granted in 1995 through 1997.
 (4) Mr. Devonshire resigned as Senior Vice President and Chief Financial Officer in January 1998, whereupon Mr. Cecere assumed such position. Previously, Mr. Cecere served as Vice President and President of Owens Corning's roofing business (from January 1996) and as Vice President and Controller.
 (5) Mr. Otto joined Owens Corning in October 1996.
 (6) Mr. Otto received a sign-on bonus of $106,000 and a 1996 incentive bonus of $75,000.
 (7) Mr. Hiner's numbers show contractually required tax payments on income from his Pension Preservation Trust account. The Pension Preservation Trust is described on page 19.
 (8) Mr. Otto received $32,143 as payment of certain taxes on his $106,000 sign-on bonus.
 (9) Of Mr. Hiner's numbers, $42,349, $46,877, and $67,821 were the present values (based upon the Applicable Federal Rate from date of payment to earliest date of repayment to Owens Corning) of split-dollar life insurance premiums paid by Owens Corning which were invested on his behalf in 1997, 1996 and 1995, respectively. Mr. Hiner reimburses Owens Corning for the portion of the premium which represents term life cost. Of Mr. Devonshire's numbers, $2,468, $2,593 and $3,592 were the present values of split-dollar life insurance premiums paid by Owens Corning in 1997, 1996 and 1995, respectively. Mr. Devonshire also reimburses Owens Corning for the portion of the premium representing term life cost.
(10) Messrs. Hiner, Dana, Devonshire, Otto and Cecere had $5,250, $5,600, $5,600, $5,114 and $230, respectively, of contributions made to their accounts by Owens Corning in the Company's Savings and Profit Sharing Plan in 1997; contributions of $5,250, $5,250, $5,250, $732, and $5,250 in 1996;
     and contributions of $7,500, $7,500, $7,500, $0, and $7,500 in 1995.

                              OPTION GRANT TABLE

  The following table contains information about stock options granted in 1997 to the Named Executive Officers. No stock appreciation rights (SARs) were granted in 1997.

                           Option/SAR Grants in 1997

                                                                   POTENTIAL REALIZABLE VALUE AT
                                                                   ASSUMED ANNUAL RATES OF STOCK
                                                                   PRICE APPRECIATION FOR OPTION
                        INDIVIDUAL GRANTS                                     TERM(3)
------------------------------------------------------------------ -----------------------------
                                     PERCENT
                                    OF TOTAL
                         NUMBER OF  OPTIONS/
                         SECURITIES   SARS
                         UNDERLYING  GRANTED
                          OPTIONS/     TO     EXERCISE
                            SARS    EMPLOYEES  OR BASE
                          GRANTED   IN FISCAL   PRICE   EXPIRATION
          NAME              (#)       YEAR    ($/SH)(1)  DATE(2)       5% ($)        10% ($)
          ----           ---------- --------- --------- ---------- -------------- --------------
Glen H. Hiner...........   45,000     4.08%    $44.75   Jan. 2007  $    1,268,662 $    3,201,862
Charles H. Dana.........   15,000     1.36%    $44.75   Jan. 2007  $      422,888 $    1,067,288
David W. Devonshire.....   15,000     1.36%    $44.75   Jan. 2007  $      422,888 $    1,067,288
Heinz-J. Otto...........   12,000     1.09%    $44.75   Jan. 2007  $      338,310 $      853,830
Domenico Cecere.........   10,000      .91%    $44.75   Jan. 2007  $      281,925 $      711,525
All Stockholders........    N/A        N/A       N/A       N/A     $1,485,561,100 $3,749,273,400

--------
(1) The exercise price (the price that the Named Executive Officer must pay to purchase each share of Owens Corning common stock that is subject to option) is equal to the fair market value of the stock on the date of grant of the option. All options shown were granted on January 28, 1997.
(2) Options become exercisable ratably over three years from the grant date, and expire 10 years from grant. Vesting accelerates in the event of death, disability, retirement, involuntary termination due to job elimination, and in certain other events at the discretion of the Compensation Committee.
(3) The potential realizable value shown for the Named Executive Officers is net of the option exercise price; the value for "All Stockholders" is calculated based on an assumed 10 year option term commencing January 28, 1997, and is net of the common stock closing price and actual shares outstanding on that date. The dollar gains under these columns result from calculations assuming 5% and 10% growth rates in stock price as prescribed by the Securities and Exchange Commission, and are not intended to forecast future price appreciation of Owens Corning common stock. The gains reflect a future value based upon growth at these prescribed rates. It is important to note that options have value to the Named Executive Officers and to other option recipients only if the stock price advances beyond the grant date price shown in the Table during the effective option period.

                 OPTION/SAR EXERCISES AND YEAR-END VALUE TABLE

  The following table contains information about the options for Owens Corning common stock that were exercised in 1997 by the Named Executive Officers, and the aggregate values of these officers' unexercised options at the end of 1997. None of the Named Executive Officers held stock appreciation rights
(SARs) at December 31, 1997.

    Aggregated Option/SAR Exercises in 1997, and 12/31/97 Option/SAR Values

                                                        NUMBER OF
                                                        SECURITIES
                                                        UNDERLYING        VALUE OF
                                                       UNEXERCISED      UNEXERCISED
                                                       OPTIONS/SARS     IN-THE-MONEY
                                                            AT          OPTIONS/SARS
                                                       12/31/97 (#)  AT 12/31/97 ($)(1)
                         SHARES ACQUIRED    VALUE      EXERCISABLE/     EXERCISABLE/
NAME                     ON EXERCISE (#) REALIZED ($) UNEXERCISABLE    UNEXERCISABLE
----                     --------------- ------------ -------------- ------------------
Glen H. Hiner...........       -0-           -0-      236,661/95,005    $1,024,081/0
Charles H. Dana.........       -0-           -0-      112,332/31,668    $  496,750/0
David W. Devonshire.....       -0-           -0-       55,332/31,668    $   40,000/0
Heinz-J. Otto...........       -0-           -0-            0/22,000    $        0/0
Domenico Cecere.........       -0-           -0-       25,501/13,999    $   20,000/0

--------
(1) The value of unexercised in-the-money options was calculated by multiplying the number of underlying shares held by the difference between the closing price of Owens Corning common stock on December 31, 1997 ($34.125 per share, as reported in the New York Stock Exchange Composite Transactions as published in The Wall Street Journal) and the option exercise price.

             LONG-TERM INCENTIVE PLANS--AWARDS IN LAST FISCAL YEAR


  The following table sets forth the awards made to each of the Named Executive Officers in 1997 under the Owens Corning Long-Term Performance Incentive Plan, which is a component of the Company's Stock Performance Incentive Plan.

              Long-Term Performance Incentive Plan-Awards in 1997

                                                        ESTIMATED FUTURE PAYOUTS
                               NUMBER OF   PERFORMANCE      UNDER NON-STOCK
                                SHARES,      OR OTHER      PRICE-BASED PLANS
                                UNITS OR   PERIOD UNTIL ------------------------
                              OTHER RIGHTS  MATURATION  THRESHOLD TARGET MAXIMUM
NAME                             (#)(1)     OR PAYOUT      (#)     (#)     (#)
----                          ------------ ------------ --------- ------ -------
Glen H. Hiner................    17,000      3 Years      8,500   17,000 25,500
Charles H. Dana..............     4,000      3 Years      2,000    4,000  6,000
David W. Devonshire..........     4,000      3 Years      2,000    4,000  6,000
Heinz-J. Otto................     2,500      3 Years      1,250    2,500  3,750
Domenico Cecere..............     3,000      3 Years      1,500    3,000  4,500

--------
(1) Each award shown represents the opportunity to earn the cash value of the number of shares of Owens Corning common stock shown in the "maximum" column of the table if certain "maximum" performance goals established by the Compensation Committee at the beginning of the performance period are attained or exceeded during the performance period. In the event these "maximum" performance goals are not attained, then the Named Executive Officers may earn the cash value of the number of shares shown in the "target" column if certain lower,

   "target" levels of performance are attained, or the cash value of the number of shares shown in the "threshold" column if certain lower, "threshold" levels of performance are attained. Participants will earn the cash value of intermediate numbers of shares for performance between the maximum and target levels, or between the target and threshold levels. The aggregate performance goal that applies to each award is based one-third on average return on net assets ("RONA"), one-third on average annual earning per share ("EPS") growth, and one-third on average annual sales growth. However, the portion of the award that is based on sales growth will not be earned unless the minimum RONA goal is also achieved. Payments will be made after the close of the performance period, when the Committee determines the extent to which the performance goals have been attained, and will be based on the market value of Owens Corning common stock at that time. The performance period ends on December 31, 1999. If employment terminates during the performance period by death or disability, a prorated award will be paid after the performance period, based on the level of performance attained. If employment terminates during the performance period by reason of retirement, the Compensation Committee may, in its discretion, approve a prorated award as described in the previous sentence. If a Change of Control (as defined in the amended Stock Performance Incentive Plan) occurs during the performance period, the maximum award may be paid. In the case of Mr. Hiner, no portion of the award will be earned unless the threshold level of RONA or EPS growth is attained (except in the event of death, disability or a Change of Control). Executive officers other than Mr. Hiner will earn any portion of their target award which is not earned during the performance period seven years after the end of the performance period, if their employment continues until that time, in which case payment will be based on the market value of Owens Corning common stock at that time.

RETIREMENT BENEFITS

  Owens Corning maintains a tax-qualified Cash Balance Plan covering its salaried and certain of its hourly employees in the United States, including each of the Named Executive Officers, in lieu of the qualified Salaried Employees' Retirement Plan maintained prior to 1996 ("Prior Plan"), which provided retirement benefits primarily on the basis of age at retirement, years of service and average earnings from the highest three consecutive years of service. In addition, Owens Corning has a non-qualified Executive Supplemental Benefit Plan ("ESBP") to pay eligible employees the difference between the maximum benefits payable under the Company's tax-qualified retirement plan and those benefits which would have been payable except for limitations imposed by the Internal Revenue Code. Messrs. Hiner, Dana, Devonshire and Cecere were eligible to receive benefits under both the Cash Balance Plan and ESBP as of December 31, 1997.

  CASH BALANCE PLAN--Under the Cash Balance Plan, each covered employee's earned retirement benefit under the Prior Plan (including ESBP) was converted to an opening cash balance. Each year, Owens Corning credits to each covered employee's account 2% of such employee's covered pay up to 50% of the Social Security Taxable Wage Base and 4% of covered pay in excess of such wage base. For this purpose, covered pay includes base pay, overtime pay, other wage premium pay and annual incentive bonuses payable during the year. Cash Balance Plan accounts earn monthly interest based on the average interest rate for five-year U.S. treasury securities. Employees may receive their account balance as a lump sum or as a monthly payment when they leave the company.

  For employees who were at least age 40 with 10 years of service as of December 31, 1995 ("Grandfathered Employees"), including Mr. Dana, the credit percentages applied to covered pay are increased pursuant to a formula based on age and years of service on such date. In addition, Grandfathered Employees are guaranteed that, through the year 2000, they will earn at least as much under the Cash Balance Plan as they would have earned under the Prior Plan (in each case including ESBP).

  The estimated annual annuity amounts payable to the Named Executive Officers at age 65 under the Cash Balance Plan (including ESBP) are: Mr. Hiner, $103,296; Mr. Dana, $258,216; Mr. Devonshire, $63,264; Mr. Otto, $38,592; and
Mr. Cecere, $56,220. These amounts assume continued employment and current levels of covered pay through age 65, and are based on estimated interest rates and, in the case of Mr. Dana, take into account the special rules applicable to Grandfathered Employees.

  OTHER ARRANGEMENTS--Mr. Hiner's Employment Agreement calls for him to receive a pension which will, together with amounts payable under his prior employer's pension plan, any qualified defined benefit plan maintained by Owens Corning, and Social Security, total 60% of his "average annual compensation" (the pension he would have obtained had he remained with his prior employer until retirement). His "average annual compensation" is one third of his highest 36 months of compensation from Owens Corning or his prior employer.

  Owens Corning has agreed to provide Mr. Cecere a supplemental pension providing a benefit, under the pension plan formula in existence on his employment date, determined as if he had earned two additional years of credited service for each year employed until age 55. Mr. Cecere is now 48.

  Owens Corning had agreed to provide Mr. Devonshire a supplemental pension providing a benefit, under the existing pension plan formula, determined as if he had earned two years of service for each year employed after age 53. Mr Devonshire left the company prior to attaining that age.

  In 1992, Owens Corning established a Pension Preservation Trust for amounts payable under the ESBP as well as under the individual pension arrangements described above. The Compensation Committee determines (except with respect to Mr. Hiner, where payments are contractually determined) the amounts to be paid with respect to the Pension Preservation Trust, which are a portion of benefits earned under the ESBP and the pension agreements described above. During 1997, a pretax payment of $4,522,560 was made to the Trust for the account of Mr. Hiner; no payments were made on behalf of the other Named Executive Officers. Income from the Trust is distributed annually to participants, which reduces the pension otherwise payable at retirement.

EMPLOYMENT AND SEVERANCE AGREEMENTS

  Mr. Hiner is employed under an agreement which has a renewing term of three years, ending when he reaches age 65. Under his employment agreement, Mr. Hiner would receive a lump sum termination payment equal to 330% of his base salary if he were to be terminated by Owens Corning without "cause," or if he should terminate his employment for "good reason," as defined by the terms of Mr. Hiner's employment agreement. Under his agreement, Mr. Hiner received an initial annual salary of $700,000, with an annual review. Any higher salary approved may not be decreased in a later year. Mr. Hiner is also to receive a contractual bonus of up to 130% of base pay based upon mutually agreed entry, target and maximum company performance objectives. For 1997, these performance objectives were the same as those applicable to the Company's other executive officers under the Corporate Incentive Plan. Owens Corning and Mr. Hiner have renewed the agreement, effective July 31, 1999, through the Annual Meeting of Stockholders in 2002.

  Owens Corning also has entered into severance arrangements with each of the other Named Executive Officers. These agreements provide for the payment of an amount equal to two times base salary plus annual incentive bonuses (based on an average of the three previous years' annual incentive payments or the average of the three previous years' annual incentive targets, whichever is greater), and a payment equal to the additional lump sum pension payment that would have been made had the Named Executive Officer been three years older, with three additional years of service at the time of employment termination. The base salaries as of December 31, 1997 of these Named Executive Officers are as follows: Mr. Dana $340,000, Mr. Devonshire $400,000, Mr. Otto $280,000, and Mr. Cecere $245,000.

PERFORMANCE GRAPH

  The Securities and Exchange Commission requires that the total return on Owens Corning's common stock be compared with the S&P 500 Stock Index and a peer group, which is illustrated in the following graph. The stock price performance shown on the graph is not necessarily indicative of future stock price performance.

                             [GRAPH APPEARS HERE]

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
   AMONG OWENS CORNING, S&P 500 INDEX AND DOW JONES BUILDING MATERIALS INDEX
Measurement Period         OWENS        S&P            DOW JONES BUILDING
(Fiscal Year Covered)      CORNING      500 INDEX      MATERIALS INDEX
---------------------      -------      ---------      ------------------
Measurement Pt-
12/31/92                    $100        $100           $100
FYE 12/31/93                $123        $110           $123
FYE 12/31/94                $ 89        $112           $ 99
FYE 12/31/95                $125        $153           $135
FYE 12/31/96                $119        $189           $160
FYE 12/31/97                $ 96        $252           $196

PROPOSAL 2. APPROVAL OF THE ACTION OF THE BOARD OF DIRECTORS IN SELECTING ARTHUR ANDERSEN LLP AS INDEPENDENT PUBLIC ACCOUNTANTS

  The Board of Directors upon the recommendation of the Audit Committee has selected the firm of Arthur Andersen LLP as independent public accountants for Owens Corning for the year 1998. That firm has acted as independent public accountants for Owens Corning since 1938. If the stockholders do not approve this selection, the Board of Directors will select and employ some other firm of well-known independent public accountants for 1998.

  Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to stockholders' questions.

  THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR PROPOSAL 2.

OTHER MATTERS

  The Board of Directors does not know of any matters to be presented at the Annual Meeting other than those mentioned above. However, if other matters come before the meeting, it is intended that the holders of the proxies will vote on them in their discretion.

STOCKHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

  In order to be considered for inclusion in Owens Corning's proxy statement and form of proxy relating to the 1999 annual meeting of stockholders, a stockholder proposal must be received by the Secretary of Owens Corning at Owens Corning World Headquarters, Toledo, Ohio 43659 on or before November 13, 1998. The Corporate Governance Committee will consider nominees for the Board recommended by stockholders. Any stockholder desiring to recommend a nominee should write to the Secretary of Owens Corning at the address shown above.

ANNUAL REPORT

  An annual report including financial statements for the year ended December 31, 1997 ("Annual Report to Stockholders") has been mailed to all stockholders of record as of February 17, 1998, the Record Date for the Annual Meeting.

FORM 10-K REPORT

  OWENS CORNING WILL PROVIDE WITHOUT CHARGE TO ANY PERSON WHO WAS A BENEFICIAL OWNER OF COMMON STOCK ON FEBRUARY 17, 1998 A COPY OF OWENS CORNING'S ANNUAL REPORT ON FORM 10-K FOR 1997, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. REQUESTS SHOULD BE ADDRESSED TO CUSTOMER SERVICE, OWENS CORNING, DOCUMENT CENTER 3, 801 WASHINGTON, TOLEDO, OHIO 43624-1905.

SOLICITATION OF PROXIES

  Proxies will be solicited on behalf of the Board of Directors by mail, telephone, or in person. Solicitation costs will be paid by Owens Corning. Copies of proxy material and of the Annual Report to Stockholders will be supplied to banks, brokerage houses and other custodians, nominees and fiduciaries for the purpose of soliciting proxies from beneficial owners. Owens Corning will reimburse such parties for their reasonable expenses in this effort.

  Owens Corning has employed Georgeson & Co., Inc. to assist in soliciting proxies at a fee of $12,000, plus distribution costs and other expenses.

VOTING PROCEDURES

  The holders of a majority of shares entitled to vote at the Annual Meeting must be present in person or represented by proxy in order to constitute a quorum. All shares represented by duly executed proxies will be voted for the election of the nominees named in Proposal 1 as directors unless authority to vote for the proposed slate of directors or any individual director has been withheld. If for any unforeseen reason any of such nominees should not be available as a candidate for director, the proxies will be voted in accordance with the authority conferred in the proxy for such other candidate or candidates as may be nominated by the Board of Directors. With respect to Proposal 2, shares will be voted for or against, or abstained from voting, as specified on each proxy. If no choice is indicated, a proxy will be voted for the proposal. Broker non-votes and abstentions will have no effect on the outcome of the Proposals.

VOTING SECURITIES

  Stockholders of record at the close of business on February 17, 1998 will be eligible to vote at the Annual Meeting. The voting securities of Owens Corning consist of its $0.10 par value common stock, of which 53,496,970 shares were outstanding on the Record Date. Each share outstanding on the Record Date will be entitled to one vote.

-------------------------------------------------------------------------------

PROXY                                                    [LOGO OF OWENS CORNING]
  PROXY FOR ANNUAL MEETING OF STOCKHOLDERS, APRIL 16, 1998
  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                                 OWENS CORNING

  The undersigned stockholder(s) of Owens Corning hereby appoints GLEN H. HINER,
W. WALKER LEWIS and FURMAN C. MOSELEY, JR., and each of them, with full power of substitution and revocation (the action of a majority of them or their substitutes present and acting, or if only one be present and acting then the action of such one, to be in any event controlling), proxies of the undersigned with all powers which the undersigned would possess if personally present at the Annual Meeting of Stockholders of Owens Corning to be held April 16, 1998, or any adjournment thereof, hereby revoking any other proxy heretofore given.

  THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED ON THE REVERSE SIDE BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES NAMED IN ITEM 1 AND THE PROPOSAL REFERRED TO IN ITEM 2.

      (CONTINUED, AND TO BE MARKED, DATED AND SIGNED, ON THE OTHER SIDE)

--------------------------------------------------------------------------------
                           . FOLD AND DETACH HERE .

--------------------------------------------------------------------------------

                                                           PROXY
                                                           Please mark
                                                           your votes as
                                                           indicated in
                                                           this example    [X]



                                                      FOR   WITHHELD FOR ALL
Item 1-Election of the following nominees             [_]         [_]
as Directors: Gaston Caperton, William W.
Colville, Landon Hilliard, and Glen H. Hiner.

WITHHELD FOR: (Write that nominee's name in the space provided below).

----------------------------------------------------------------------

                                                      FOR     AGAINST    ABSTAIN
Item 2-Proposal to approve the action of              [_]       [_]        [_]
the Board of Directors in selecting
Arthur Andersen LLP as independent
public accountants for the year 1998.


Item 3-To act in their discretion on such other matters as may come before said meeting or any adjournment thereof.



Signature(s) ________________________________________     Date ________________
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.
--------------------------------------------------------------------------------
                           . FOLD AND DETACH HERE .

--------------------------------------------------------------------------------

INSTRUCTION CARD                                         [LOGO OF OWENS CORNING]
                ANNUAL MEETING OF STOCKHOLDERS, APRIL 16, 1998
                                 OWENS CORNING

                        Savings and Profit Sharing Plan
                        Savings and Security Plan

To Fidelity Management Trust, Trustee* of the Plans:

  Receipt of proxy soliciting material for above meeting is acknowledged. You are directed to vote the number of shares reflecting my interest in each of the Plans on February 17, 1998, the record date for the meeting and any adjournment thereof, and to effect that vote by executing a proxy or proxies in the form solicited by the Board of Directors of Owens Corning, as indicated on the reverse side.

           THIS INSTRUCTION CARD IS CONTINUED ON THE REVERSE SIDE
                        PLEASE SIGN AND RETURN PROMPTLY

  THE TRUSTEE OF EACH PLAN WILL VOTE SHARES FOR WHICH AN EXECUTED INSTRUCTION CARD IS NOT RECEIVED IN THE SAME PROPORTION AS THE SHARES FOR WHICH INSTRUCTIONS HAVE BEEN RECEIVED FOR SUCH PLAN. CARD MUST BE RECEIVED BY APRIL 13, 1998.

*ChaseMellon has been appointed Agent to tally the votes.
      (CONTINUED, AND TO BE MARKED, DATED AND SIGNED, ON THE OTHER SIDE)

--------------------------------------------------------------------------------
                           . FOLD AND DETACH HERE .

--------------------------------------------------------------------------------
                                                         INSTRUCTION CARD
                                                         Please mark
                                                         your votes as
                                                         indicated in
                                                         this example   [X]


Item 1-Election of the following nominees                   WITHHELD
as Directors: Gaston Caperton, William W.            FOR    FOR ALL
Colville, Landon Hilliard, and Glen H. Hiner.        [_]      [_]

WITHHELD FOR: (Write that nominee's name in the space provided below).

----------------------------------------------------------------------

Item 2-Proposal to approve the action of             FOR    AGAINST    ABSTAIN
the Board of Directors in selecting                  [_]      [_]        [_]
Arthur Andersen LLP as independent public accountants for the year 1998.

Item 3-To act in their discretion on such other matters as may come before said meeting or any adjournment thereof.



I hereby authorize Fidelity Management Trust, as Trustee under the Owens Corning Savings and Profit Sharing Plan and Savings and Security Plan, to vote the shares of Owens Corning Common Stock held for my account under said Plans.

Signature(s) ________________________________________     Date ________________

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

--------------------------------------------------------------------------------
                           . FOLD AND DETACH HERE .



TO PARTICIPANTS IN SAVINGS PLANS                         [LOGO OF OWENS CORNING]
HOLDING OWENS CORNING COMMON STOCK

  The Annual Meeting of Owens Corning Stockholders will be held Thursday, April 16, 1998, 2 p.m., at One Owens Corning Parkway, Toledo, Ohio.

  Through your plan participation, you are the beneficial owner of Owens Corning stock. As a participant in the plan, you have the right to instruct your Trustee to vote your shares in accordance with your wishes. Your voting instructions are completely confidential. The above instruction card is provided for this purpose.

  Employee stock ownership is critical to the long-term value of our stock because employee performance affects the value of Owens Corning stock. Through the stock plans, employees share in the Company's performance as it is reflected in our stock price.

  I look forward to seeing you at our annual meeting, Thursday, April 16, 1998 in Toledo.

                                       Sincerely,

                                       /s/ [SIGNATURE LOGO]